November 1, 2018

Board of Directors
FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, Iowa 50266

Ladies and Gentlemen:

Note 1 of the Notes to the consolidated financial statements of FBL Financial Group, Inc. included in its Form 10-Q for the nine months ended September 30, 2018 describes a change in the method of accounting for low income housing tax credit partnership investments from the equity method to the proportional amortization method. There are no authoritative criteria for determining a ‘preferable’ method of accounting for low income housing tax credit investments based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances.

We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2017, and therefore we do not express any opinion on any financial statements of FBL Financial Group, Inc. subsequent to that date.

Very truly yours,

/s/Ernst & Young LLP
Des Moines, Iowa